EXHIBIT 10.60


                   SECOND AMENDMENT OF LEASE

                            BETWEEN

                    CLOPPER ROAD ASSOCIATES AND



                        MEDIMMUNE, INC.


                      DATE:  June 30, 1993



                   SECOND AMENDMENT OF LEASE


     THIS SECOND AMENDMENT OF LEASE (this "Second Amendment") is made this 30th day of June, 1993, by and between CLOPPER ROAD
ASSOCIATES, a Maryland general partnership ("Landlord") and MEDIMMUNE, INC., a Delaware corporation ("Tenant").

                      Explanatory Statement
     A. Landlord and Tenant entered into a Lease dated February 14, 1991 (the "Original Lease") for a portion of Building D located at 35 West Watkins Mill Road in the Bennington Corporate Center, which portion contains 40,843 square feet (the "Original Leased Premises").

     B. Landlord and Tenant entered into a First Amendment of Lease dated June 8, 1993 (the "First Amendment") (collectively, the Original Lease and First Amendment shall be termed the "Lease"), pursuant to which Building D was expanded, the square footage of the Original Leased Premises was increased (the "Expansion Space") (collectively, the Original Leased Premises and Expansion Space shall be termed the "Expanded Leased Premises"), and certain other changes were made to the Original Lease.

    C. Landlord and Tenant now desire to expand the square footage of the Expanded Leased Premises by adding space in Building B located at 25 West Watkins Mill Road, adjusting the Rent payable therefor, and making certain other changes to the Lease, all as more specifically set forth below.

     NOW, THEREFORE, in consideration of the Explanatory Statement, which shall be deemed a substantive part of this Second Amendment, the covenants of the parties herein and in the Lease, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

          1. Effective Date of Second Amendment. From and after the date of this Second Amendment, the Lease shall be amended as set forth below.

          2. Capitalized Terms. All capitalized terms in this Second Amendment shall have the same meanings as those in the Lease, unless specifically set forth otherwise herein.

          3. Second Expansion Space. Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, in addition to the Expanded Leased Premises, approximately Seven Thousand Four Hundred Nineteen (7,419) rentable square feet of space in Building B (the "Second Expansion Space"). The Second Expansion Space is shown more particularly on Exhibit A attached hereto and made a part hereof.

          4.   Second Expansion Space.  Tenant shall lease the
Second Expansion Space in "As Is" condition.

          5. Landlord's Contribution. Landlord shall pay Tenant Eight Dollars ($8.00) per square foot of the Second Expansion Space, for a total of Fifty-Nine Thousand Three Hundred Fifty-Two Dollars ($59,352.00) ("Landlord's Contribution") as an allowance. Landlord's Contribution shall be paid to Tenant in one lump sum within thirty (30) days of the date on which the Lease is fully executed by Landlord and Tenant.

          6.   Construction Provisions of Original Leased
Premises and Expansion Space Not Applicable to Second Expansion
Space. Article I.B of the Original Lease and Paragraphs 4 through 7 of the First Amendment shall only apply to the Original
Leased Premises and Expansion Space, respectively, and shall not apply to the Second Expansion Space.

          7. Term of Second Expansion Space Lease. The Second Expansion Space Term will commence on the Second Expansion Space Commencement Date and will end on the last day of the Lease Term. From and after the date of this Second Amendment, the term "Lease Term" will include the Second Expansion Space Term. Upon the occurrence of the Second Expansion Space Commencement Date, Landlord and Tenant shall execute in writing a statement setting forth the Second Expansion Space Commencement Date.

               a.   Second Expansion Space Commencement Date.
The Second Expansion Space Commencement Date shall be the date first written above.

               b. Acceptance of Second Expansion Space. Upon Landlord's delivery of possession of the Second Expansion Space to Tenant, Tenant will be deemed to have accepted the Second Expansion Space subject to Landlord's duties otherwise provided herein.

          8.   Cancellation Option.

          Paragraph I.B of the Lease shall only apply to the Expanded Leased Premises and shall not apply to the Second
Expansion Space.

          In addition to Tenant's rights under Paragraph I.B of the Lease, Tenant shall have the right to terminate this Lease with respect to the Second Expansion Space only (for purposes of this paragraph 8 only, termination of the Lease shall be deemed to be termination of the Lease with respect to the Second Expansion Space only) at any time from and after the expiration of the sixtieth (60th) month of the Second Expansion Space Lease Term upon at least six (6) months' prior written notice to Landlord, which notice may be delivered to Landlord at any time from and after the expiration of the fifty-fourth (54th) month of the Second Expansion Space Lease Term. If Tenant exercises its right to terminate this Lease under this paragraph 8, Tenant shall pay Landlord by certified or bank cashier's check made payable to Landlord, or at Landlord's option, by wire transfer of immediately available funds to Landlord's account, on or before the month immediately preceding the proposed date of Lease termination in Tenant's notice, a fee (the "Fee") of Fifteen Thousand Dollars ($15,000.00), and as of the Lease termination date hereunder, Tenant shall have cured any uncured monetary default under the Lease, including any late fees due thereon, without any obligation to pay any accelerated Rent. Notwithstanding the immediately preceding sentence, the Fee shall be reduced by Five Hundred Dollars ($500.00) per month commencing upon the expiration of the sixtieth (60th) month of the Second Expansion Space Lease Term, so that if Tenant's exercise of its right to terminate the Lease under this paragraph 8 is effective after the expiration of the ninetieth (90th) month of the Second Expansion Space Lease Term, Tenant shall owe no Fee upon termination of the Lease hereunder.

          Landlord shall provide to the Tenant no less than thirty (30) days before the last day of the Second Expansion Space Lease Term pursuant to Tenant's notice of termination under this paragraph 8 (the "Termination Date"), a termination rent statement (the "Termination Rent Statement"), which Termination Rent Statement shall set forth through the Termination Date all then-uncured monetary defaults with respect to Basic Annual Rent, including any previously-billed and unpaid late fees due on any and all such late payments of Basic Annual Rent, and all Basic Annual Rent which is then unpaid or which will be payable under the Lease through and including the Termination Date. Notwithstanding anything set forth above in this paragraph 8, the termination of the Lease pursuant to this paragraph shall not be effective until Landlord has received from Tenant the Fee, if any, and the amount set forth in the Termination Rent Statement; provided, however, that if Landlord fails to provide the Termination Rent Statement to Tenant as and when required hereunder, the termination of the Lease pursuant to this paragraph shall nevertheless be effective on the Termination Date; provided that in such event, Tenant has timely paid the Fee, if any, to Landlord. If Landlord provides the Termination Rent Statement to Tenant later than as set forth above, then Tenant's failure to pay the amount set forth in the Termination Rent Statement before the Termination Date shall not extend the termination of this Lease pursuant to this paragraph beyond the Termination Date, but Tenant shall nevertheless be required to pay the amount set forth in the Termination Rent Statement within thirty (30) days of receipt thereof. Landlord shall have the right, for a period of one-hundred eighty (180) days after the Termination Date (the "Post Termination Period"), to provide Tenant with a statement setting forth any accrued and unpaid late fees on sums due under the Lease other than Basic Annual Rent, and Common Area Expenses, Taxes, Insurance, and any other amounts other than those set forth in the Termination Rent Statement which are due and owing by Tenant to Landlord through the Termination Date (the "Post Termination Statement"). Tenant shall pay the amount set forth in the Post Termination Statement within twenty (20) days after receipt of the Post Termination Statement from Landlord. If Landlord has not delivered to Tenant the Termination Rent Statement and/or the Post Termination Statement by the end of the Post Termination Period, Landlord shall have no further right to make any claim for payment of any sums payable by Tenant to Landlord pursuant to this Lease other than the Fee, if any, and the sums set forth in whichever Statement, if any, that has been delivered to Tenant by the end of the Post Termination Period.

          9.   Basic Annual Rent for the Second Expansion Space.

               a.   Payment of Basic Annual Rent for the Second
Expansion Space. For a period of sixty (60) days beginning on the Second Expansion Space Commencement Date (the "Free Rent Period"), Tenant shall not have to pay any Basic Annual Rent for the Second Expansion Space. Beginning on the first day after the Free Rent Period and continuing through and including November 30, 1993, Tenant agrees to pay Landlord Basic Annual Rent of One Dollar and Twenty-Three Cents ($1.23) per square foot, for a total of Nine Thousand One Hundred Twenty-Five Dollars and Thirty Seven Cents ($9,125.37) in equal monthly installments of Seven Hundred Sixty Dollars and Forty-Five Cents ($760.45). Basic Annual Rent will increase once annually on each succeeding December 1 as set forth below in this paragraph 9(a) through November 30, 1999. Commencing on December 1, 1999 and continuing on each succeeding December 1, Basic Annual Rent will increase at a fixed rate of three percent (3%) per year. A schedule of the amounts of Basic Annual Rent due during each month of each Lease Year of the Lease Term is as follows:
                                   Annual Basic     Monthly
Lease Year     Sq. Ft. Rate        Annual Rent    Installment
Free Rent Period
Until 11/30/93       1.23          $  9,125.37    $   760.45
Until 11/30/94      11.72            86,960.58      7,245.89
Until 11/30/95      12.04            89,324.76      7,443.73
Until 11/30/96      12.38            91,847.22      7,653.94
Until 11/30/97      12.72            94,369.68      7,864.14
Until 11/30/98      13.07            96,966.33      8,080.53
Until 11/30/99      13.46            99,859.74      8,321.65
Until 11/30/00      13.86           102,827.34      8,568.95
Until 11/30/01      14.28           105,943.32      8,828.61
Until 11/30/02      14.71           109,133.49      9,094.46
Until 11/30/03      15.15           112,397.85      9,366.49
Until 11/30/04      15.60           115,736.40      9,644.70
Until 11/30/05      16.07           119,223.33      9,935.28
Until 11/30/06      16.55           122,784.45     10,232.04


               b.   Payment of Basic Annual Rent for Second
Expansion Space. The above amounts of Basic Annual Rent for the Second Expansion Space shall be paid at the time and in addition to the payment of Basic Annual Rent for the Expanded Leased Premises, and otherwise in the manner set forth in Article III.B of the Lease, commencing on July 1, 1993.

          10.  Security Deposit.   Paragraph III.A. of the Lease
shall only apply to the Expanded Leased Premises and shall not apply to the Second Expansion Space.

          11.  Adjustments to Square Footages, Percentages and
Addresses.

               a. Paragraph III.C(1)(c) of the Lease shall be amended in that the term "Rentable Area of the Leased Premises" shall be deemed to be 58,054 square feet rather than 50,635 square feet so that the term includes the Second Expansion Space. This amended square footage number shall apply throughout the Lease to all references to the square footage of the Leased Premises. The second through final sentence of Paragraph III.C(1)(c) of the Lease shall not apply to the Second Expansion Space.

               b. Paragraph III.C(1)(d) of the Lease shall be amended by adding a new sentence at the end thereof as follows:
"The "Rentable Area of Building B" will be deemed to be 32,306 square feet."

               c. Paragraph III.C(1)(e) of the Lease shall be amended as of the Second Expansion Commencement Date so that the term "Tenant's Portion (with respect to the payment of Common Area Expenses, Taxes and Insurance)" will be forty-three percent (43%) (58,054/134,546) rather than 37.63% (50,635/134,546) so that the term includes the Second Expansion Space. This amended Tenant's Portion shall apply throughout the Lease.
               d. Paragraph III.C(1)(f) of the Lease shall be amended by adding the underlined language as follows:

               "Landlord agrees that Common Area Expenses shall not include: (i) a capital cost or depreciation thereon relating to the construction of the buildings or the common areas; (ii) all costs, charges or payments made pursuant to a deed of trust or deed of trust note or other obligations secured by the buildings or any of them, or any other note used to finance or refinance the Leased Premises or the buildings or any part thereof; (iii) any of Landlord's income, inheritance, estate or transfer taxes; (iv) any costs, charges or expenses relating to financing or refinancing the Leased Premises, the buildings or any part thereof, or any cost relating to a tenant in particular as contrasted to tenants in general including without limitation build-out allowances, rent concessions, brokerage commission, attorneys or other professional fees relating to the negotiation of relationships with a tenant or a prospective tenant or enforcement of rights pursuant to a lease or other obligation or defense of any actions brought by a tenant or any other party with respect to any lease or other contractual obligation between Landlord and any other party; or (v) except with respect to on site personnel who perform janitorial, maintenance and/or repair services with reference to the Project, the wages, salaries or other compensation or remuneration, and any taxes, insurance or benefits relating thereto (collectively, the "Wages and Benefits"), of any managing agent and any employees of any managing agent as well as those who perform functions similar to functions performed by managing agents (except for the Wages and Benefits attributable to that portion of time that a managing agent, employees of any managing agent, or those who perform functions similar to functions performed by managing agents, spend on-site)."

               e. The estimated amounts set forth in Paragraph III.C(2)(a) and (b) of the Lease shall be amended as of the Second Expansion Commencement Date by adding thereto the estimated amounts of such Taxes, Insurance and Common Area Expenses for the Second Expansion Space. Therefore, commencing on the Second Expansion Commencement Date, Tenant shall pay to Landlord, in addition to the amounts set forth in the Lease sections listed above, with and at the same time as the monthly payments of Basic Annual Rent, the following amounts with respect to the Second Expansion Space:

                    (i)  Six Hundred Sixty-One Dollars and Fifty
Three Cents ($661.53) per month as one-twelfth of Tenant's estimated Portion of Common Area Expenses, which amount includes Ninety-Two Dollars and Seventy-Four Cents ($92.74) per month as one-twelfth of Tenant's estimated Portion of the Insurance Costs.
                    The limitation on increases in Common Area
Expenses under the Lease shall apply to Tenant's Portion of Common Area Expenses for the Second Expansion Space, except that the Common Area Expenses for the Second Expansion Space for the first Lease Year shall not be limited in any way. Therefore, the fifth paragraph of Paragraph III.C(2) of the Lease (commencing with the phrase "Notwithstanding anything to the contrary ...") shall not apply to the Second Expansion Space.

                    (ii)  Nine Hundred Thirty-Three Dollars and
Fifty-Six Cents ($933.56) per month as one-twelfth of Tenant's estimated Portion of Taxes.

          12.  Use Restrictions and Rules.   Paragraph IV.A of
the Lease shall be amended in that the bracketed language set forth below shall only apply to the Expanded Leased Premises and shall not apply to the Second Expansion Space:

          Tenant agrees to use the Leased Premises only as an office and a laboratory and for no other purpose. In addition, Tenant agrees to be bound by all laws, requirements, rules, orders, ordinances, zoning and restrictive covenants applicable to the Building, Tenant's business conducted in the Leased Premises and the Property, whether in force at the Commencement Date of this Lease or thereafter, and by the Rules and Regulations as announced by Landlord from time to time (including those set forth in Exhibit D which shall be uniformly applied in a nondiscriminatory manner in like or similar circumstances with respect to all tenants in the Project) (collectively, the "Restrictions"). Tenant hereby represents and warrants to Landlord that as of the date of execution of the Lease by all parties, Tenant has obtained [or is expending reasonable efforts to obtain] all licenses and permits required from any and all applicable governmental authorities due to the nature of Tenant's business operations in the Leased Premises. [Tenant shall have no obligation to commence litigation or to pay higher than normal fees for the issuance of such licenses and/or permits in order to obtain such licenses and/or permits.]

          If Tenant's business is prohibited by any ordinance now or [hereafter enacted or if, because of any applicable laws, ordinances, rules, regulations, zoning ordinances or statutes of any duly constituted public authority having jurisdiction over the Leased Premises or the business of the Tenant, the licenses and permits necessary for Tenant's business, including without limitation, business licenses, cannot be obtained despite Tenant's reasonable efforts (which efforts shall not include any obligation by Tenant to pay higher than normal fees for the issuance of such licenses and permits), or, if Tenant's business is prohibited by any zoning or any use ordinance now or] hereinafter enacted, Tenant, at its election, may, upon thirty
(30) days' prior written notice to Landlord, terminate this Lease. In such event, the thirtieth (30th) day after Tenant's notice date shall be the last date of the term of this Lease as though set forth herein, and neither party shall have any further obligations under this Lease[, except that: (i) Tenant shall, within thirty (30) days of the Lease termination date, pay to Landlord, by certified or bank cashier's check made payable to Landlord, in one lump sum, the entire unamortized balance of the Loan Amount; (ii) concurrently with Landlord's receipt of Tenant's payment of the unamortized balance of the Loan Amount, Tenant shall receive back its letter of credit required under Paragraph III.A above; and (iii) concurrently with Tenant's receipt of its letter of credit, Landlord shall receive back its letter of credit required under Paragraph I.B(10) above, if such letter of credit has not previously been returned to Landlord].

          Notwithstanding the immediately preceding paragraph, Tenant shall have the right to contest any zoning or use ordinance [now or] hereafter enacted, at Tenant's sole expense, and Landlord reasonably shall cooperate with Tenant, at no cost to Landlord. Tenant shall have the right to select and control its own counsel with respect to any litigation or administrative proceeding instituted pursuant to such contest. [If Tenant contests a zoning or use ordinance enacted or in existence on or before the Commencement Date, Tenant shall pay Rent during the entire period that Tenant pursues the contest from and after the Commencement Date until thirty (30) days after Tenant gives Landlord notice of Lease termination hereunder. If Tenant contests a zoning or use ordinance enacted after the Commencement Date,] Tenant shall continue to pay Rent during the entire period that Tenant pursues the contest, until thirty (30) days after Tenant gives Landlord notice of Lease termination hereunder.

          13. Improvements by Tenant. Subsection (i) of the second paragraph of Paragraph IV.B of the Lease shall be stricken in its entirety and replaced with the following:

               "(i) the aggregate cost of the same does not exceed One Hundred Thousand Dollars ($100,000) with respect to the Expanded Leased Premises, or Fifty Thousand Dollars ($50,000) with respect to the Second Expansion Space...."

          14. Insurance. The third through seventh paragraphs of Paragraph IV.E of the Lease shall only apply to the Expanded Leased Premises and shall not apply to the Second Expansion Space.
          15. Damage and Destruction. Article VI of the Lease shall be amended by adding a new paragraph at the end thereof as follows:
          Notwithstanding the preceding three (3) paragraphs of this Article VI, if Landlord or Tenant has the right to terminate the Lease pursuant to this Article VI due to damage or destruction to the Expanded Leased Premises only (excluding the Second Expansion Space) by fire, other casualty, or any other cause (except condemnation), then Landlord or Tenant automatically shall have the right pursuant to this Article VI to terminate the Lease with respect to the Second Expansion Space, regardless of whether the Second Expansion Space has suffered any damage or destruction. However, if Landlord or Tenant has the right to terminate the Lease pursuant to this Article VI due to damage or destruction to the Second Expansion Space only (excluding the Expanded Leased Premises), Landlord or Tenant shall not have any right to terminate the Lease with respect to the Expanded Leased Premises. If Landlord or Tenant duly terminates the Lease under Article VI with respect to the Second Expansion Space, the Lease shall remain in full force and effect with respect to the Expanded Leased Premises and the Second Expansion Space shall be stricken from the definition of "Leased Premises" under the Lease. Upon such damage or destruction to the Second Expansion Space, the parties agree to enter into an amendment to the Lease setting forth the reduced Leased Premises and other related changes to the Lease, including, without limitation, reduction of Basic Annual Rent and Tenant's Portion of Common Area Expenses, Taxes and Insurance.

          16. Condemnation. The last sentence of the second paragraph of Article VII of the Lease shall only apply to the Expanded Leased Premises, and shall not apply to the Second Expansion Space. In addition, Article VII of the Lease shall be amended by adding a new paragraph at the end thereof as follows:

          Notwithstanding the preceding two (2) paragraphs of this Article VII, if Landlord or Tenant has the right to terminate the Lease pursuant to this Article VII due to taking or condemnation of the Expanded Leased Premises only (excluding the Second Expansion Space), then Landlord or Tenant automatically shall have the right pursuant to this Article VII to terminate the Lease with respect to the Second Expansion Space, regardless of whether the Second Expansion Space has been condemned in whole or in part. However, if Landlord or Tenant has any right to terminate the Lease pursuant to this Article VII due to condemnation or taking of the Second Expansion Space only (excluding the Expanded Leased Premises), Landlord or Tenant shall not have the right to terminate the Lease with respect to the Expanded Leased Premises. If Landlord or Tenant duly terminates the Lease under Article VII with respect to the Second Expansion Space, the Lease shall remain in full force and effect with respect to the Expanded Leased Premises, and the Second Expansion Space shall be stricken from the definition of "Leased Premises" under the Lease. Upon such condemnation of the Second Expansion Space, the parties agree to enter into an amendment to the Lease setting forth the reduced Leased Premises and other related changes to the Lease, including, without limitation, a reduction of Basic Annual Rent and Tenant's Portion of Common Area Expenses, Taxes and Insurance.

          17.  Assignment/Subletting.   The last paragraph of
Paragraph X.A of the Lease shall only apply to the Expanded
Leased Premises and shall not apply to the Second Expansion
Space.

          18. Signage. Paragraph X.N of the Lease shall not apply to the Second Expansion Space. Tenant shall nave no exterior signage on Building B.

          19. Parking. Paragraph X.O of the Lease shall be amended by adding Tenant's right to the non-exclusive use of an additional three and one-half (3.5) parking spaces per one thousand (1,000) square feet of the Second Expansion Space for a total of Twenty-Six (26) parking spaces. Therefore, in addition to the 188 non-exclusive and 15 exclusive parking spaces set forth in the Lease, Tenant shall have the non-exclusive use of 26 additional parking spaces in the front and rear of Building B.
If Tenant's loading requirements in the rear of Building B are such that there is room for additional parking, then Tenant shall have the non-exclusive use of additional parking space in the rear of Building B.

          20. Force Majeure. Paragraph X.P of the Lease shall be amended by striking the last sentence thereof and adding a new sentence as follows: "Notwithstanding the foregoing, except as specifically provided in Paragraph II.C above with respect to the Original Leased Premises, the provisions of this clause shall not be construed as to allow, permit or authorize Landlord to deliver
(i) the Original Leased Premises in the condition required after December 31, 1991; or (ii) the Second Expansion Space after July 31, 1993."

          21. A new Paragraph X.Q(11) of the Lease shall be added as follows: "Landlord and Tenant acknowledge that this Second Amendment is contingent upon the full execution of an agreement (the "Termination Agreement") between Landlord and Nissei Sangyo America, Ltd. ("Hitachi"), satisfactory to both Landlord and Hitachi, terminating the lease between Landlord and Hitachi dated May 1, 1989, as amended, with respect to the Second Expansion Space. If a Termination Agreement is not fully executed and delivered to Landlord and Hitachi by June 30, 1993, this Second Amendment automatically shall be null and void and of no further force and effect, and neither Landlord nor Tenant shall have any further obligations under this Second Amendment."

          22. Tenant Authorization. Tenant represents and warrants to Landlord that this Second Amendment has been validly authorized and is executed by an authorized officer of Tenant and that its terms are binding upon and enforceable against Tenant in accordance herewith.

         23. Lease as Amended. From and after the full execution of this Second Amendment, the Lease shall be amended and in full force and effect in such respects as are set forth in this Second Amendment, and all other provisions, terms, conditions and riders of and to the Lease shall in all respects remain as set forth in the Lease, in full force and effect and applicable to the Second Expansion Space, except as specifically set forth in this Second Amendment.

          24. Tenant Reaffirmation of Lease. Tenant hereby reaffirms and restates, and agrees to be bound by, the covenants, promises, representations and agreements set forth in the Lease (except to the extent that they are expressly superseded by this Second Amendment) as if made herein.
                              LANDLORD:
WITNESS/ATTEST:               CLOPPER ROAD ASSOCIATES,
                              a Maryland general partnership

                              By:  M.O.R.M. Associates Limited
                                   Partnership

                              By:  RA & FM, Inc.
Kay M. Mayo                   By:  Richard M. Alter(SEAL)
                                   Name: Richard M. Alter

                                   Title: President



                              TENANT:

WITNESS/ATTEST:               MEDIMMUNE, INC., a Delaware
                              corporation


Sandra K. Kinder              By:  Emilio O. DiCataldo SEAL)

                              Name: Emilio O. DiCataldo

                              Title:  Senior Vice President
                                      Finance and Administration



                  (notaries on following page)





STATE OF MARYLAND        )
                         ) TO WIT:
COUNTY OF Baltimore      )


     I HEREBY CERTIFY that on this 2nd day of July, 1993, before me, the subscribed, a Notary Public of the State and county aforesaid, personally appeared Richard Alter, President of RA & FM, Inc., general partner of M.O.R.M. Associates Limited Partnership, general partner of Clopper Road Associates, and he acknowledged the foregoing Lease Agreement to be the act and deed of said general partnership.

     WITNESS my hand and Notarial Seal.

                              Diane J. Hopkins
                              Notary Public
                              Baltimore Co., MD
                              My Commission Expires May 1, 1995



STATE/COMMONWEALTH OF MARYLAND)
                              ) TO WIT:
COUNTY OF MONTGOMERY          )


     I HEREBY CERTIFY that on this 30th day of June, 1993, before me, the subscribed, a Notary Public of the State/Commonwealth and County aforesaid, personally appeared
Emilio O. DiCataldo, of MedImmune, Inc., Tenant, and he acknowledged the foregoing Lease Agreement to be his/the act and deed of said corporation.

     WITNESS my hand and Notarial Seal.



                              Carol A. Iorio
                              Notary Public



My Commission Expires:  July 11, 1994
EXHIBIT A      Description of Expansion Space

EXHIBIT B      Description of Shell Plans

EXHIBIT C      Description of Expansion Space Plans

EXHIBIT D      Shell Construction Costs



EXHIBIT E      List of Tenants With Superior Rights to
               Tenant to Lease Available Space in First Phase of
               Project